Exhibit 10.18

March 5, 2020

Mr. Rodney Rushing

Dear Rodney,

Welcome to REV Group! The purpose of this letter is to outline the offer of employment to join REV Group. Pre-employment screening has successfully been completed by Spencer Stuart; this offer has no contingencies.

Position: President, Chief Executive Officer and Director of REV Group, Inc.

Supervisor: REV Group Board of Directors

Location: Milwaukee, Wisconsin

Start Date: March 23, 2020

Compensation: This is a salaried exempt position that will pay $880,000 annually, less applicable taxes and deductions, payable in our regular payroll cycle, paid every two weeks.

Short Term Incentive Plan: You will participate in the REV Management Incentive Plan (MIP) at the 120% of base salary target level for fiscal year 2020. Maximum payout is 240% of base salary. For the fiscal year ending October 31, 2020, a minimum of $880,000 is guaranteed. For FY2020, the plan is based on Adjusted EBITDA and Net Working Capital. The REV Group MIP is subject to change by the Board of Directors.

Long Term Incentive Plan (L TIP): This position is eligible to participate in the REV Group long-term incentive plan (L TIP). Eligibility and award amounts will be evaluated on an annual basis and approved by our board of directors.

You have been approved for an initial restricted stock award equivalent to 300%, or 3x your annual base salary ($2,640,000). Your first annual award and award agreement will be issued at your start date. The L TIP award will be made in restricted stock at a zero-dollar basis, which vests in equal installments over 3-years, 1/3rd per year over three years on December 31st of 2020, 2021 and 2022. An additional one-time restricted stock award of $1,000,000 will be made, one year after hire, with a 3-year vesting schedule. Follow on annual awards will be reviewed by the board of director in December of each year, starting in December 2020. Restricted stock awards are set based on the prior 30-day average share price at time of issuance.

Performance Stock Unit (PSU): You will be issued a one-time $3,000,000 PSU grant on your start date, with maturity or performance period ending Jan 31, 2023. To achieve TTM Adjusted EBITDA target; vests in accordance with the schedule below, as adjusted for acquisitions and/or divestments. PSU award units are set based on prior 30-day average share price at time of issuance. 50% of the above $3 million PSU awards will be guaranteed to vest at the end of three-year period ending January 31 , 2023.

•	25%@ $120mm Consolidated Adjusted EBITDA
•	25%@ $140mm Consolidated Adjusted EBITDA
•	25%@ $160mm Consolidated Adjusted EBITDA
•	25%@ $180mm Consolidated Adjusted EBITDA

Benefits: This position is eligible for the full benefits package offered to REV Group employees. You will be eligible to participate in all employee benefits, the first of the month following 60 days of employment. REV Group will reimburse your COBRA costs for this period. Benefits offered are as follows.

•	Medical I Dental Insurance
•	Flexible Spending I Health Savings Account Program
•	Life Insurance I Short Term Disability
•	401 k Retirement Plan
•	Vacation- 160 hours on an annual basis
•	Holiday Pay - Eight paid holidays
•	Employee Assistance Program
•	Employee Voluntary Benefits (Additional Life Insurance, Long Term Disability and Accident and Critical Illness Insurance)

We also have a non-qualified deferred compensation plan available to all highly compensated executives. It has no match but does provide a tax management vehicle to senior management.

Severance and Change in Control: In exchange for execution of REV Group standard corporate restrictive covenant and protective documents, including code of conduct, confidentiality, non-compete, non-solicitation, you will be eligible for severance and change of control benefits.

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Severance: Eligibility for one year of base salary. For the period ending December 31, 2020, should there be a termination without cause, severance will include a cash payment of $3 million. For the one-year period ending December 31, 2021 , should there be a termination without cause, severance will include a cash payment of $1 .5 million. After December 31, 2021 this added level of severance protection will no longer be valid.

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Change of Control: The termination payment upon a Change in Control to the CEO shall be an amount equal to three times the sum of (i) the named executive officer's base salary in effect as of the termination of employment, or if higher, the named executive officer's base salary that was in effect immediately prior to the Change in Control, plus (ii) the greater of (x) the named executive officer's target MIP for the Company's fiscal year that includes the named executive officer's termination date or (y) the executive's target MIP for the fiscal year during which the Change in Control occurred. The termination payment shall be contingent on the named executive officer executing a general release of claims and the expiration of the revocation period applicable to the release.

This letter is not intended as an offer to a contract of employment for a specific term, but rather is a recitation of compensation and benefits of the offered employment. This letter supersedes any previous offer. Your employment, if you accept this offer, this will be “at-will.” At-will employment means that both you and the Company are free to terminate the employment relationship at any time, with or without cause or notice.

We are looking forward to having you join our team and contribute to our long-term success!

Sincerely,

Christopher M. Daniels

Chief Human Resources Officer
REV Group, Inc.

I accept this offer of employment:

Name:	Rodney N. Rushing

Signature:	Rodney N. Rushing

Date:	3-7-2020